UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 3, 2016

Date of Report (Date of earliest event reported)

New Relic, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36766	26-2017431
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

188 Spear Street, Suite 1200

San Francisco, California 94105

(Address of principal executive offices, including zip code)

(650) 777-7600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2016, the Board of Directors (the “Board”) of New Relic, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee, increased the size of the Board from six to eight members and appointed Sohaib Abbasi and James R. Tolonen to serve as members of the Board, effective immediately. Mr. Abbasi will serve as a Class I director, whose term expires at the annual meeting of stockholders to be held in 2018, and Mr. Tolonen will serve as a Class II director, whose term expires at the annual meeting of stockholders to be held in 2016. The Board appointed Mr. Tolonen to the Audit Committee and, effective following the Company’s 2016 annual meeting of stockholders, as chair of the Audit Committee.

Mr. Sohaib Abbasi, age 59, served as the Chief Executive Officer of Informatica Corporation from 2004 to August 2015, where he also served as Chairman and a member of the board of directors from 2004 to December 2015. From 1982 to 2003, Mr. Abbasi served in various roles at Oracle Corporation, most recently as a member of Oracle’s executive committee and as senior vice president of two divisions, Oracle Tools/Middleware/BI Products and Oracle Education Services. Mr. Abbasi currently serves on the board of directors of Red Hat, Inc. Mr. Abbasi holds both a B.S. and M.S. in Computer Science from the University of Illinois at Urbana-Champaign.

Mr. James Tolonen, age 66, served as the Senior Group Vice President and Chief Financial Officer of Business Objects, S.A., an enterprise software solutions provider, where he was responsible for its finance and administration commencing in January 2003 until its acquisition by SAP AG in January 2008. He remained with SAP AG until September 2008. Mr. Tolonen served as the Chief Financial Officer and Chief Operating Officer and a member of the board of directors of IGN Entertainment Inc., an Internet media and service provider, from October 1999 to December 2002. He served as President and Chief Financial Officer of Cybermedia, a PC user security and performance software provider, from April 1998 to September 1998, where he also served as a member of the board of directors from August 1996 to September 1998. Mr. Tolonen served as Chief Financial Officer of Novell, Inc., an enterprise software provider, from June 1989 to April 1998. Mr. Tolonen currently serves on the boards of directors of Imperva, Inc. and MobileIron, Inc. Mr. Tolonen previously served on the boards of directors of Blue Coat Systems, Inc. and Taleo Corporation. Mr. Tolonen holds a B.S. in Mechanical Engineering and an M.B.A. from University of Michigan.

Mr. Abbasi and Mr. Tolonen are entitled to cash and equity compensation for service on the Board and its committees in accordance with the Company’s Non-Employee Director Compensation Policy, which provides for proration of compensation for directors appointed other than at an annual meeting of stockholders. In addition, Mr. Abbasi and Mr. Tolonen each executed the Company’s standard form of indemnification agreement. For a description of these arrangements, see “Director Compensation” and “Transactions With Related Persons—Indemnification Agreements” in the Company’s definitive proxy statement for the 2015 annual meeting of stockholders, as filed with the Securities and Exchange Commission on July 2, 2015.

There are no arrangements or understandings between either of Mr. Abbasi and Mr. Tolonen and any other persons pursuant to which he was selected as a member of the Board. There are also no family relationships between either of Mr. Abbasi and Mr. Tolonen and any director or executive officer of the Company and neither Mr. Abbasi nor Mr. Tolonen has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

At his request, Peter L.S. Currie, who has a term expiring at the 2016 annual meeting of stockholders, was not considered by the Nominating and Corporate Governance Committee and the Board for re-election. Mr. Currie will remain on the Board until the conclusion of the annual meeting, at which time the Board has approved a reduction of the size of the Board to seven members to eliminate the vacancy created by his departure. Mr. Currie’s decision to not stand for re-election was not the result of any disagreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Relic, Inc.

Date: May 4, 2016	By:	/s/ Robin Schulman
Robin Schulman
Vice President, General Counsel and Corporate Secretary